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                                                               EXHIBIT (a)(1)(D)

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[MERRILL LYNCH LOGO]
                                                              Four World Financial Center
                                                              New York, New York 10080
                                                              Call Toll Free: (866) 276-1462
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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           ESENJAY EXPLORATION, INC.
                                       AT

                              $2.84 NET PER SHARE

                                       BY

                            ECM ACQUISITION COMPANY
                          A WHOLLY OWNED SUBSIDIARY OF

                     SANTOS AMERICAS AND EUROPE CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON MONDAY, APRIL 22, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                  March 26, 2002
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by ECM Acquisition Company, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Santos Americas and Europe Corporation, a Delaware corporation ("Santos"), and Santos to act as dealer manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "shares"), of Esenjay Exploration, Inc., a Delaware corporation ("Esenjay"), at $2.84 per share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase dated March 26, 2002 (the "Offer to Purchase") and the related letter of transmittal (which, together with any supplements or amendments thereto, collectively constitute the "offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

          1. Offer to Purchase dated March 26, 2002;

          2. Letter of transmittal for your use in accepting the offer and tendering shares and for the information of your clients;

          3. Letter to stockholders of Esenjay from the President and Chief Executive Officer of Esenjay, accompanied by Esenjay's
     Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the offer;

          5. Notice of guaranteed delivery with respect to shares;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to The Bank of New York, as the depositary.
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     THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY
TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) A NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 22, 2002, UNLESS THE OFFER IS EXTENDED.

     The Board of Directors of Esenjay has unanimously approved the acquisition agreement (as defined below) and the transactions contemplated by the acquisition agreement, including the offer and the merger (as defined below), and unanimously determined that the terms of the offer, the merger and the other transactions contemplated by the acquisition agreement are advisable and fair to and in the best interests of Esenjay and its stockholders and unanimously recommends that the stockholders of Esenjay accept the offer and tender their shares pursuant to the offer.

     The offer is being made pursuant to the terms of an agreement dated as of March 17, 2002 (the "acquisition agreement") among the Purchaser, Santos and Esenjay. The acquisition agreement provides that, following the consummation of the offer and on the terms and subject to the conditions of the acquisition agreement and in accordance with the General Corporation Law of the State of Delaware, the Purchaser will be merged with and into Esenjay, with Esenjay surviving the merger as a wholly owned subsidiary of Santos (the "merger"). At the effective time of the merger, each outstanding share (other than shares owned by Esenjay, the Purchaser, Santos or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per share paid pursuant to the offer in cash, without interest thereon, as set forth in the acquisition agreement and described in the Offer to Purchase.

     In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in section 2 of the Offer to Purchase, an agent's message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     Neither the purchaser nor Santos will pay any fees or commissions to any broker or dealer or other person (other than the information agent, the depositary and the dealer manager, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the offer. However, the Purchaser will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed offering materials to your clients.

     Questions and requests for additional copies of the enclosed material may be directed to the information agent or the dealer manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                Very truly yours,

                                MERRILL LYNCH, PIERCE, FENNER &
                                SMITH INCORPORATED

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     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR
ANY OTHER PERSON THE AGENT OF THE PURCHASER, SANTOS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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